Exhibit 10.48

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

EXECUTION VERSION

AMENDED AND RESTATED

DEVICE AND FINISHED EQW PRODUCT MANUFACTURING AGREEMENT

This AMENDED AND RESTATED DEVICE AND FINISHED EQW PRODUCT MANUFACTURING AGREEMENT (“Agreement”) is entered into as of November 7, 2011 (the “Effective Date”), by and between Amylin Pharmaceuticals, Inc. (“Amylin”), a corporation organized and existing under the laws of Delaware, and Eli Lilly and Company (“Lilly”), a corporation organized and existing under the laws of the State of Indiana. Amylin and Lilly are sometimes referred to herein individually as a “Party” and collectively as “Parties”. References to “Amylin” and “Lilly” and “Party” or “Parties” shall include their respective Affiliates.

RECITALS

1. On July 1, 2003, Amylin and Lilly entered into a device development and manufacturing agreement, as amended on July 8, 2011, whereby Lilly agreed to develop, and to Manufacture and supply for sale in the US, a Device as a component of the drug product containing Exenatide (the “Device Development and Manufacturing Agreement”).

2. On even date herewith, Amylin and Lilly entered into a settlement and termination agreement (the “Settlement and Termination Agreement”), pursuant to which Amylin and Lilly agreed to settle certain disputes and to terminate certain agreements between the Parties.

3. During certain relevant transition periods, Lilly has agreed to supply the Device for sale by Amylin in the US and OUS and Finished EQW Product for sale by Amylin OUS, in each case in accordance with the terms and conditions set forth herein.

4. In furtherance of the goals set forth in the Settlement and Termination Agreement, and in order to set forth certain obligations of the Parties during relevant transition periods with respect to the supply of the Device and Finished EQW Product as set forth herein, the Parties desire to amend and restate the Device Development and Manufacturing Agreement in accordance with the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

When used and capitalized in this Agreement (other than the headings of the Articles and Sections), including the foregoing recitals, the following terms will have the meanings assigned to them in this Article I and include the plural as well as the singular. Capitalized terms not otherwise defined herein will have the meanings assigned to them in the Settlement and Termination Agreement.

1.1 “Agreement” has the meaning set forth in the introduction to this Agreement.

1.2 “Amended and Restated Quality Agreement” means (a) with respect to the Device for commercial sale in the US, the applicable quality agreement(s) between the Parties, amended and restated as of the date hereof and (b) with respect to the Device for commercial sale OUS (other than Japan), the Device for commercial sale in Japan, Finished EQW Product for commercial sale OUS (other than Japan) and Finished EQW Product for commercial sale in Japan, the quality agreements as agreed to within ninety (90) days of the Effective Date or, with respect to the quality agreement for Finished EQW Product for sale in Japan, within a reasonable period of time in advance of any anticipated launch of the Finished EQW Product in Japan (such quality agreements to be consistent with the quality agreements existing between the Parties under clause (a), except for differences that are reasonably necessary or appropriate given the particular geographic market and the terms set forth herein), and in each case as revised and amended from time to time, which describe certain quality expectations and responsibilities relating to the Manufacture, release testing and supply of the Devices and Finished EQW Products to Amylin, and which include appropriate qualified person terms, as applicable.

1.3 “Amylin” has the meaning set forth in the introduction to this Agreement.

1.4 “Amylin Marks” means the Amylin corporate names, trademarks or trade name(s).

1.5 “Ancillary Agreements” has the meaning set forth in the Settlement and Termination Agreement.

1.6 “Applicable Laws” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, all as amended from time to time.

1.7 “Byetta Project Agreement” has the meaning set forth in Section 4.6(e)(ii) of this Agreement.

1.8 “Calendar Quarter” has the meaning set forth in the Settlement and Termination Agreement.

1.9 “Calendar Year” has the meaning set forth in the Settlement and Termination Agreement.

1.10 “Cartridge” means a pre-filled cartridge containing Exenatide suitable for use in the Device.

1.11 “Cartridge Specifications” means the specifications with respect to the Cartridge that are applicable under the Amended and Restated Cartridge Supply Agreement dated as of the date hereof by and between the Parties.

1.12 “cGMP” means current good manufacturing practices for pharmaceuticals as described in regulations promulgated by Regulatory Authorities as applicable to the Manufacture of Product, as such regulations are in effect at the time of Manufacturing the Product.

1.13 “Commercially Reasonable Efforts” has the meaning set forth in the Settlement and Termination Agreement.

1.14 “Components” means the diluent syringes, needles, plunger backstops, plunger rods, vial connectors and other components (other than Vials) included in Finished EQW Product that are set forth on Exhibit 1.14, and any other components as may be agreed to by the OUSOC.

1.15 “Country Transition Date” has the meaning set forth in the Settlement and Termination Agreement.

1.16 “cQSR” means the then current Quality System Regulations as defined in the United States Code of Federal Regulations, 21 CFR Part 820 and, in the case of foreign jurisdictions, comparable regulatory standards of any Regulatory Authorities.

1.17 “Device” means a mechanical injection pen for daily use, including any components thereof and all associated labeling and packaging components, individually or incorporated into sub-assemblies, which meets the applicable Specifications, and is assembled with a Cartridge containing Exenatide and uses •[…***…].

1.18 “Device Development and Manufacturing Agreement” has the meaning set forth in the recitals to this Agreement.

1.19 “DHF” means the Design History File that Lilly established and maintained for the Device that contains or references all records and submissions necessary to demonstrate that the design was developed in accordance with the approved device development plan.

1.20 “Effective Date” has the meaning set forth in the introduction to this Agreement.

1.21 “ESC” has the meaning set forth in the Settlement and Termination Agreement.

1.22 “Exenatide” has the meaning set forth in the Settlement and Termination Agreement.

1.23 “FD&C Act” has the meaning set forth in the Settlement and Termination Agreement.

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1.24 “Final Assembly Activities” has the meaning set forth in Section 4.6(e)(i) of this Agreement.

1.25 “Finished EQW Product” means the once weekly Exenatide fixed-dose injectable in finished product form, including the Vial and all components and associated packaging, which meets the applicable Specification, for diabetes and any other indications for which such product may be approved for use OUS.

1.26 “Force Majeure” has the meaning set forth in Section 16.14 of this Agreement.

1.27 “Forecast” has the meaning set forth in Section 5.1 of this Agreement.

1.28 “Governmental Authority” means any court tribunal, arbitrator, agency, commission, official or other instrumentality of any of the following, including any federal, state or other political subdivision thereof: (a) the United States of America, (b) Japan, (c) the European Union and each of its member states, (d) each other country where the applicable Product has been approved for sale as of the Effective Date and (e) each other country where Lilly launches the Product for commercial sale pursuant to the terms set forth in the Settlement and Termination Agreement.

1.29 “Initial Forecast” has the meaning set forth in Section 5.1 of this Agreement.

1.30 “Inspection Period” has the meaning set forth in Section 5.6(a) of this Agreement.

1.31 “Latent Defect” means defects that cause the applicable Product to fail to conform to the applicable Specifications or otherwise fail to conform to the warranties provided pursuant to Section 9.7 hereof or Section 10.9 hereof, as applicable, which defects are not discoverable upon reasonable physical inspection.

1.32 “Lilly” has the meaning set forth in the introduction to this Agreement.

1.33 “Lilly Confidential Information” has the meaning set forth in the Settlement and Termination Agreement.

1.34 “Lilly Facility” means the applicable facility of Lilly located as follows: (a) for the Device for commercial sale in the US,
•[…***…]; (b) for the Device for commercial sale OUS (other than Japan), […***…]; (c) for the Device or Finished EQW Product for commercial sale in Japan, […***…]; and (d) for Finished EQW Product for commercial sale OUS (other than Japan), […***…].

1.35 “Lilly Marks” means the Lilly corporate names, trademarks or trade names.

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1.36 “Lilly’s Standard Costs” has the meaning set forth in Section 11.4(b)(i) of this Agreement.

1.37 “Manufacture”, “Manufacturing” or “Manufactured” means (a) in the case of the Device for commercial sale in the US, the manufacturing, quality control testing (including in-process, release and stability testing), assembling, releasing, labeling and packaging of the Devices as more fully described in the applicable MRD, (b) in the case of the Device for commercial sale OUS (other than Japan), the manufacturing, quality control testing (including in-process and release but excluding stability testing), assembling, releasing, labeling and packaging of the Devices as more fully described in the applicable MRD, (c) in the case of the Device for commercial sale in Japan, the manufacturing, inspecting, quality control testing (including in-process and release), assembling, releasing, labeling and packaging of the Devices as more fully described in the applicable MRD, and (d) in the case of Finished EQW Product for OUS, the packaging, labeling and release (excluding stability testing) and, in the case of Japan, inspection, of Finished EQW Product as more fully described in the applicable MRD. For clarity, Manufacture excludes in all cases the manufacturing, quality control testing (including in-process, release and stability testing), and release of the Cartridges and Vials.

1.38 “Manufacturing Subcommittee” has the meaning set forth in Section 2.2(a) of this Agreement.

1.39 “Manufacturing Transition Activities” shall have the meaning set forth in the Settlement and Termination Agreement.

1.40 “Master Agreement” has the meaning set forth in Section 4.6(e)(ii) of this Agreement.

1.41 “MRD” means (a) with respect to the Device for commercial sale in the US, the manufacturing responsibilities document executed by the Parties prior to the Effective Date and (b) with respect to the supply of the Device for commercial sale OUS (other than Japan), the Device for commercial sale in Japan, Finished EQW Product for commercial sale OUS (other than Japan) and Finished EQW Product for commercial sale in Japan, the applicable manufacturing responsibilities documents executed by the Parties within •[…***…] or, with respect to the manufacturing responsibilities document for Finished EQW Product for sale in Japan, within […***…] (such manufacturing responsibilities documents to be consistent with the manufacturing responsibilities document existing between the Parties under clause (a), except for differences that are reasonably necessary or appropriate given the particular geographic market and the terms set forth herein), in each case which sets forth written instructions regarding the Manufacture and other technical matters including, without limitation, testing procedures and supply of Product under this Agreement, and in each case as amended by the Parties from time to time.

1.42 “Obsolete” has the meaning set forth in Section 11.4(b) of this Agreement.

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1.43 “OUS” has the meaning set forth in the Settlement and Termination Agreement.

1.44 “OUSOC” has the meaning set forth in the Settlement and Termination Agreement.

1.45 “Party” or “Parties” has the meaning set forth in the introduction to this Agreement.

1.46 “Person” has the meaning set forth in the Settlement and Termination Agreement.

1.47 “Product” means, as applicable, the Device and/or the Finished EQW Product.

1.48 “Purchase Order” has the meaning set forth in Section 5.4 of this Agreement.

1.49 “QLT” has the meaning set forth in Section 2.3 of this Agreement.

1.50 “Quality Audit” has the meaning set forth in Section 4.6(b) of this Agreement.

1.51 “QWT” has the meaning set forth in Section 2.3 of this Agreement.

1.52 “Regulatory Approval” means a Regulatory Approval (as defined in the Settlement and Termination Agreement) of any Regulatory Authority.

1.53 “Regulatory Authority” means, in the following countries or jurisdictions, any applicable government regulatory authority involved in granting Regulatory Approval and/or, to the extent required in such country or jurisdiction, Pricing Approval (as defined in the Settlement and Termination Agreement) of Product in such country or jurisdiction: (a) the United States of America, (b) Japan, (c) the European Union and each of its member states, (d) each other country where the Product has been approved for commercial sale as of the Effective Date and (e) each other country where Lilly launches the commercial sale of Product pursuant to the terms set forth in the Settlement and Termination Agreement.

1.54 “Settlement and Termination Agreement” has the meaning set forth in the recitals to this Agreement.

1.55 “Specifications” means (a) with respect to Devices for commercial sale in the US, the specifications and quality control testing procedures for the Manufacturing, final release and testing of a Device and labeling and packaging requirements for Devices for commercial sale in the US, (b) with respect to Devices for commercial sale OUS (other than Japan), the specifications and quality control testing procedures for the Manufacturing, final release and testing of a Device and labeling and packaging requirements for Devices for commercial sale OUS (other than Japan), (c) with respect to Devices for commercial sale in Japan, the specifications and quality control testing procedures for the Manufacturing, final release and testing of a Device and labeling and packaging requirements for Devices for commercial sale in Japan, (d) with respect to the Finished EQW Product for commercial sale OUS (other than Japan), the specifications and quality control testing procedures for the final release and testing of Finished EQW Product and labeling and packaging requirements for EQW Product for sale

OUS (other than Japan), and (e) with respect to the Finished EQW Product for commercial sale in Japan, the specifications and quality control testing procedures for the final release and testing of Finished EQW Product and labeling and packaging requirements for Finished EQW Product for sale in Japan, in each case, as the same may be modified from time to time by the Parties in accordance with the terms of this Agreement and the applicable Amended and Restated Quality Agreements. For clarity, the Specifications shall be set forth in each case in the applicable MRD or the applicable Amended and Restated Quality Agreement.

1.56 “Supply Term” means (a) in the case of the Device for commercial sale in the US, the period commencing on the Effective Date and ending on the last day of the Term, (b) in the case of the Device for commercial sale OUS, the period commencing on the date that Lilly receives an Initial Forecast with respect to the Device for commercial sale OUS and ending on the last day of the Term and (c) in the case of the Finished EQW Product for commercial sale OUS, the period commencing on the date that Lilly receives an Initial Forecast with respect to Finished EQW Product for commercial sale OUS and ending on the last day of the Term.

1.57 “Term” has the meaning set forth in Section 11.1 of this Agreement.

1.58 “Third Party” or “Third Person” has the meaning set forth in the Settlement and Termination Agreement.

1.59 “Third Party Suppliers” has the meaning set forth in Section 4.6(e)(i) of this Agreement.

1.60 “Transition Agreement” means that transition agreement, by and between the Parties, dated as of the date hereof, entered into in connection with the Settlement and Termination Agreement.

1.61 “Transition Completion Date” has the meaning set forth in the Settlement and Termination Agreement.

1.62 “US” or “United States” means the United States of America, including its territories and possessions.

1.63 “Vial” means pre-filled vials containing a once-weekly dose of Exenatide.

1.64 “Vial Specifications” means the specifications that are applicable pursuant to the Amended and Restated Exenatide Once Weekly Supply Agreement dated as of the date hereof by and between the Parties.

ARTICLE II

GOVERNANCE

2.1 Governance of Activities. Governance of the activities contemplated by this Agreement shall be effected through the governance structure established by the Parties in this Agreement and the Settlement and Termination Agreement.

2.2 Manufacturing Subcommittee.

(a) In accordance with the Settlement and Termination Agreement, the OUSOC shall establish a manufacturing subcommittee (the “Manufacturing Subcommittee”), which shall (i) coordinate and oversee supply chain activities for the Products and (ii) serve as a forum for communication with respect to any supply chain issues and the Manufacturing Transition Activities relating to the Products. The Manufacturing Subcommittee shall meet as frequently as reasonably necessary to perform their obligations as described herein.

(b) In the event that the Parties, through the Manufacturing Subcommittee, are unable to resolve any dispute in connection with this Agreement, the Manufacturing Subcommittee shall refer such dispute to the OUSOC for decision pursuant to Section 8.2(c)(v) of the Settlement and Termination Agreement, provided that all quality related disputes shall first be submitted to the QLT and/or the QWT, as applicable, in accordance with Section 2.3. If the OUSOC is unable to resolve such dispute, the OUSOC shall refer such dispute to the ESC for decision pursuant to Sections 8.2(a)(iv) and (v) of the Settlement and Termination Agreement.

2.3 QWT and QLT. As of the Effective Date, the Parties shall have established a Quality Working Team (the “QWT”) to discuss and resolve quality-related issues and to review data and/or perform the activities outlined in the applicable Amended and Restated Quality Agreement(s). The QWT shall meet as frequently as reasonably necessary to perform their obligations as described herein. As of the Effective Date, the Parties also shall have established a Quality Lead Team (the “QLT”) responsible for strategic quality issues that arise with respect to the Products. The QLT shall meet as frequently as reasonably necessary (which shall be no less than on a quarterly basis) to perform their obligations as described herein. In the event that the QWT is unable to resolve any quality-related dispute, the QWT shall refer such dispute to the QLT. Further, if the QLT is unable to resolve such dispute, the QLT shall refer such dispute to the head of each Party’s quality department for resolution. If despite their efforts, the heads of each Party’s quality department are unable to resolve such dispute, they shall refer such dispute to the Manufacturing Subcommittee for resolution. In the event that the Parties, through the Manufacturing Subcommittee, are unable to resolve such dispute, the Manufacturing Subcommittee shall refer such dispute to the OUSOC for decision pursuant to Section 8.2(c)(v) of the Settlement and Termination Agreement. If the OUSOC is unable to resolve such dispute, the OUSOC shall refer such dispute to the ESC for decision pursuant to Sections 8.2(a)(iv) and (v) of the Settlement and Termination Agreement.

ARTICLE III

PURCHASE AND SUPPLY AND LIMITATION OF AGREEMENT

3.1 Purchase Price. Amylin shall purchase Products from Lilly pursuant to the terms and conditions set forth herein. The purchase price per Device for each Device purchased by Amylin pursuant to Purchase Orders shall be as set forth on Exhibit 3.1. The purchase price per dose for each Finished EQW Product purchased by Amylin pursuant to Purchase Orders shall be as set forth on Exhibit 3.1. For clarity, for a presentation of a Finished EQW Product or Device with more than one dose or Device, respectively, the purchase price for such presentation shall be the price times the number of doses or Devices, respectively, in the presentation. For further clarity, the foregoing purchase price shall be the fixed purchase price during the Term for each Product purchased in accordance with the terms hereof and such purchase price shall not change during the Term, unless the Parties otherwise agree in writing. Existing open purchase orders submitted prior to the Effective Date shall be fulfilled consistent with such purchase order and as a Purchase Order under this Agreement (and the fixed purchase price set forth in this Agreement shall be the applicable price therefor).

3.2 Other Supply Chain Arrangements. The Parties agree that this Agreement is intended only to establish the Parties’ responsibilities related to the Manufacture by Lilly and purchase by Amylin of (a) the Devices for sale or use in the US or OUS, and (b) Finished EQW Product for sale or use OUS. Amylin shall supply to Lilly (i) •[…***…], the Cartridges required to Manufacture the Devices for sale or use in the US and OUS and the Vials required to Manufacture the Finished EQW Product for sale or use OUS and (ii) for the costs set forth on Exhibit 1.14, the Components required to Manufacture the Finished EQW Product for sale or use OUS, in each case delivered to such Lilly Facility as Lilly may designate and at times and in quantities reasonably sufficient to permit Lilly to supply Devices and EQW Finished Product pursuant to the applicable Purchase Orders. Amylin shall provide or cause to be provided to Lilly a certificate of analysis with each shipment of Cartridges or Vials. […***…]. Notwithstanding any other term or condition of this Agreement, Lilly shall have no liability under this Agreement for or as a result of Amylin’s failure to deliver or delay in delivering, or any failure of or defect in any Product as a result of, the Cartridges, Vials or Components required to be supplied by Amylin to Lilly hereunder or for or as a result of the failure of any such Cartridge, Vial or Component to comply with applicable Specifications, any representations or warranties of Amylin or Applicable Laws.

ARTICLE IV

MANUFACTURING, TECHNOLOGY TRANSFER AND QUALITY

4.1 Amended and Restated Quality Agreement. On the date hereof, the Parties adopted the Amended and Restated Quality Agreement with respect to the Device for commercial sale in the US. Within […***…] of the date hereof, the Parties shall negotiate in good faith and execute one or more Amended and Restated Quality Agreement(s) for the Device for commercial sale OUS (other than Japan), the Device for commercial sale in Japan, and Finished EQW Product for commercial sale OUS (other than Japan). Within […***…], the Parties shall negotiate in good faith and execute an Amended and Restated Quality Agreement for Finished EQW Product for sale in Japan. The Parties shall periodically review each Amended and Restated Quality Agreement and shall modify it from time to time as necessary through issuance of a revised version of such Amended and Restated Quality Agreement signed on behalf of each of the Parties by an authorized representative incorporating the modification and stating the effective date and revision number of the modification. Each Amended and Restated Quality Agreement, as modified from time to time, will be subject to and not inconsistent with the terms of this Agreement, the Settlement and Termination Agreement and the Specifications. In the

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event the information in any Amended and Restated Quality Agreement, on the one hand, and this Agreement or the Specifications, as applicable, on the other hand, conflict, this Agreement or the Specifications, as applicable, will control; provided, however, that such Amended and Restated Quality Agreement shall control for any cGMP compliance related issues. Notwithstanding anything to the contrary herein, in the event of a conflict between the Settlement and Termination Agreement, on the one hand, and this Agreement, the Specifications or any Amended and Restated Quality Agreement, on the other hand, the Settlement and Termination Agreement shall control.

4.2 Development of MRD. On or prior to the date hereof, the Parties have prepared and adopted an MRD with respect to the Device for commercial sale in the US. No later than •[…***…] after the Effective Date, the Parties shall cooperate in good faith to (a) amend the existing MRD or enter into a new MRD with respect to the Device for commercial sale in the US as appropriate in light of this Agreement and the Settlement and Termination Agreement and (b) enter into a new MRD with respect to each of the Device for commercial sale OUS (other than Japan), the Device for commercial sale in Japan, and Finished EQW Product for commercial sale OUS (other than Japan). Within […***…], the Parties shall negotiate in good faith and execute an MRD for Finished EQW Product for sale in Japan. Thereafter, the Parties shall periodically review each MRD and shall modify it from time to time as necessary through issuance of a revised version of the MRD signed on behalf of each of the Parties by an authorized representative incorporating the modification and stating the effective date and revision number of the modification. Each MRD will be subject to and not inconsistent with the terms of this Agreement, the Settlement and Termination Agreement, and the Amended and Restated Quality Agreement. In the event the information in any MRD, on the one hand, and this Agreement, the Settlement and Termination Agreement or the Amended and Restated Quality Agreement, on the other hand, conflict, the terms of the Settlement and Termination Agreement, this Agreement or the Amended and Restated Quality Agreement, as applicable, will control.

4.3 Manufacturing. Subject to the terms and conditions of this Agreement, during the applicable Supply Term, Lilly will use its Commercially Reasonable Efforts to (a) Manufacture Devices for sale in the US and OUS and (b) Manufacture Finished EQW Product for sale OUS, in each case for Amylin from the applicable Lilly Facility, or the facilities of any agent of Lilly approved by Amylin, at the times and in the quantities set forth by Amylin in Purchase Orders and subject, however, to the quantity restrictions set forth in this Agreement. Lilly will use its Commercially Reasonable Efforts to ensure that each shipment of Product supplied to Amylin hereunder: (a) will have been Manufactured in accordance with the Specifications, cGMP and cQSR in effect at the time of Manufacture, (b) will not be adulterated or misbranded within the meaning of the FD&C Act, (c) will not have been Manufactured or sold in violation of any Applicable Laws in any material respect, and (d) will have been Manufactured in accordance with applicable Regulatory Approvals. Notwithstanding the foregoing, this Section 4.3 shall not apply to the Cartridges contained in any Device, the Vials or Components contained in any Finished EQW Product or any labeling and packaging content with respect to any Product,

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except to the extent that the failure of the Cartridges, Vials, Components or labeling and packaging content, as applicable, to comply with clause (a), (b), (c) or (d) results from Lilly’s gross negligence, willful misconduct or fraud.

4.4 Technology Transfer. For clarity, as of the Effective Date, Lilly performs Manufacturing with respect to Products for use in the US and OUS. Amylin and/or a Third Party manufacturer designated by Amylin will assume responsibility for Manufacturing Products to be sold by Amylin in the US and OUS pursuant to the Settlement and Termination Agreement and the Transition Agreement. The Parties’ respective obligations with respect to transitioning to Amylin Manufacturing activities with respect to the Products for the US and OUS shall be as set forth in the Settlement and Termination Agreement and the Transition Agreement. The Parties’ respective obligations for costs and expenses with respect to such transition shall be as set forth in the foregoing.

4.5 Modifications.

(a) The Parties do not anticipate that the applicable Manufacturing process or Specifications for Products supplied hereunder will be modified during the Term.

(b) Notwithstanding Section 4.5(a), each Party shall notify the other Party as soon as practicable after becoming aware of any modifications to the Manufacturing process or Specifications for Products supplied hereunder that have been requested by a Regulatory Authority or that are required by Applicable Laws. For clarity, such notification shall be provided to the other Party prior to any commitments being made to the Regulatory Authority with respect to the requested modification and no commitments shall be made to such Regulatory Authority with respect to the requested modification without the prior written consent of Lilly. Lilly shall use its Commercially Reasonable Efforts to implement any modifications to the Manufacturing process or Specifications that have been requested by a Regulatory Authority or that are required by Applicable Laws in consultation with the Manufacturing Subcommittee, provided that the manner in which the request of a Regulatory Authority or the requirements of Applicable Laws are complied with shall be reasonably determined by Lilly.

(c) Notwithstanding Section 4.5(a), in the event that either Party desires a modification to the Manufacturing process or Specifications for Products supplied hereunder (other than a modification requested by a Regulatory Authority or required by Applicable Laws), such Party shall provide the other Party with reasonable advance notice of such proposed modification and will consult with, and consider in good faith the reasonable comments of, such other Party regarding such proposed modification. Notwithstanding the foregoing, any such modification to the Manufacturing process or Specifications proposed by Amylin is subject to the approval of Lilly in writing in accordance with Section 4.5(d) prior to the implementation of any such proposed modification. If Lilly withholds such approval, Amylin shall have a •[…***…] period during which it may terminate this Agreement pursuant to Section 11.2(c).

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(d) Any request to modify the Manufacturing process or Specifications of the Product supplied hereunder during the Term, including any modification requested by any Regulatory Authority or required by Applicable Laws, shall be discussed by the QLT. Following such discussion, the QLT shall make a recommendation to Lilly with respect to whether such proposed modification should be implemented prior to implementation of, or filing with any Regulatory Authority regarding, such proposed modification. For clarity, Lilly shall remain responsible for compliance with Section 4.3. Any modification to the Manufacturing process or the Specifications will be in accordance with the terms of the Amended and Restated Quality Agreement, except in the case of any conflict between the terms and conditions of the Amended and Restated Quality Agreement, on the one hand, and this Agreement, on the other hand, in which event this Agreement shall control.

(e) For modifications to the applicable Manufacturing process or Specifications for Devices Manufactured hereunder by Lilly for sale by Amylin in the US as a result of a request by any Regulatory Authority or to comply with Applicable Law, Lilly shall be responsible for its costs and expenses, and any and all reasonable costs and expenses incurred by Amylin after the Effective Date (including, but not limited to, the costs and expenses of the preparation and filing with any Regulatory Authority of any regulatory documentation in the US) to the extent required to implement any modifications to the Manufacturing process or Specifications as contemplated herein. For any other modifications to any applicable Manufacturing process or Specifications for Product Manufactured hereunder by Lilly, Amylin shall be responsible for its costs and expenses, and any and all reasonable costs and expenses incurred by Lilly after the Effective Date (including but not limited to the costs and expenses of the preparation and filing with any Regulatory Authority of any regulatory documentation in the US and OUS) to the extent required to implement any modifications to the Manufacturing process or Specifications as contemplated herein; provided that the Parties will agree upon such costs of Lilly and Amylin prior to implementation of such modifications and if the Parties cannot so agree, any dispute with respect to the reasonableness of the costs proposed by Lilly and/or Amylin shall be resolved in accordance with Article XII. For clarity, nothing in this Agreement shall obligate Lilly to supply any Product or take any action in either case in violation of any Applicable Law or the requirements of any Regulatory Authority.

4.6 Audit; Safety; Applicable Laws.

(a) Quality Control and Assurance. Lilly will use its Commercially Reasonable Efforts to Manufacture the Products in compliance with the Specifications. Lilly will perform quality control testing and quality oversight on the Products to be delivered to Amylin hereunder in accordance with this Agreement, the Amended and Restated Quality Agreement, the MRDs, the Specifications, cGMP and cQSRs.

(b) Quality Audit of Lilly Facilities by Amylin Representatives. Upon no less than •[…***…] advance written notice to Lilly and, no more than […***…] each Calendar Year,

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except in the case of Amylin attendance at inspections by Regulatory Authorities or Quality Audits (defined below) by Amylin that are required by Applicable Laws, Lilly will permit Amylin’s representatives (such representatives to be reasonably acceptable to Lilly) to conduct an audit of Lilly’s facilities during regular business hours for the purpose of making quality control inspections to assure cGMP compliance of the facilities used in the Manufacturing of the Products for Amylin (the “Quality Audit”). Amylin representatives shall have the right to reinspect such facilities upon reasonable advance written notice to Lilly, at a time to be agreed by the Parties in the event of significant adverse findings during an Amylin Quality Audit, or recalls requiring resolution by the Parties. Amylin representatives will be advised of the confidentiality obligations under this Agreement, and will follow such security, safety and facility access procedures as are reasonably designated by Lilly. Lilly may require that at all times the Amylin representatives be accompanied by a Lilly representative to assure protection of Lilly Confidential Information or confidential information of a Third Person. Lilly will respond in writing to any written audit observations provided by Amylin within sixty (60) days in the form of a mutually agreed upon action plan. Notwithstanding the foregoing, Lilly shall provide Amylin with the right to conduct a pre-inspection assessment and review of the applicable Lilly Facility prior to the date on which an OUS Regulatory Authority will be conducting a Device pre-approval inspection. The Parties shall reasonably cooperate to address any needed actions identified.

(c) Safety Procedures. Lilly will have responsibility for developing, adopting and enforcing safety procedures for the handling and production of Devices by Lilly and the handling and disposal of all waste relating thereto. Such responsibility of Lilly will terminate as to that particular Device upon delivery thereof to Amylin’s common carrier.

(d) Applicable Laws. Lilly and Amylin will each comply with all Applicable Laws in performing its obligations hereunder, including, without limitation, laws with respect to the protection of the environment.

(e) Third Party Suppliers.

(i) The Parties contemplate that Lilly will assemble, package and label the Devices (“Final Assembly Activities”) and that component parts for the Devices will be provided to Lilly by Third Party suppliers (“Third Party Suppliers”). Lilly shall use its Commercially Reasonable Efforts to cause Third Party Suppliers to fulfill their obligations under their agreements with Lilly and to make available component parts for the Devices as contemplated by this Agreement. The Parties agree that Lilly will not be liable to Amylin, its Affiliates or their respective directors, officers, shareholders, employees or agents for any Third Party Suppliers’ failure to deliver or failure of any Device as a result of components of the Device manufactured by Third Party Suppliers or the failure of such components to comply with applicable Specifications, any representations or warranties of such Third Party Supplier or Applicable Laws, except to the extent such failure to comply is the result of Lilly’s gross negligence, willful misconduct or fraud. In the event Lilly receives any indemnification payments or other recovery from Third Parties performing services on behalf of Lilly for Manufacture of

Devices containing Exenatide, such amounts shall be transferred to Amylin to the extent related to the Devices supplied hereunder. Lilly shall obtain •[…***…]

(ii) […***…].]

4.7 Subcontracting. For clarity, Lilly subcontracts a portion of its Final Assembly Activities for the Device as of the Effective Date. The names of each of Lilly’s subcontractors used for the Device Final Assembly Activities immediately prior to the Effective Date shall be as set forth on Exhibit; provided, however, that such Exhibit shall be amended from time to time as necessary to reflect any future changes in such subcontractors. Subject to Section 4.6(e)(i), Lilly shall be responsible for such subcontracted Device Final Assembly Activities to the same extent as if Lilly had performed such Final Assembly Activities itself.

4.8 Records. Each of the Parties shall keep accurate records of its activities under this Agreement. Lilly will, with respect to each lot of Product produced by it hereunder, for the longer of (i) any period required by Applicable Laws, or (ii) a period of one (1) year after the expiry of the expiration dating of such lot, keep accurate records of the Manufacture and testing of the Product produced by it hereunder, including, without limitation, all such records which are required under Applicable Laws and the DHF for Product. Access to such records will be made available by Lilly to Amylin during normal business hours upon Amylin’s reasonable written request. The provisions of this Section 4.7 shall not supersede the audit provisions set forth in Section 4.6. Lilly further agrees to provide Amylin with such information regarding the Manufacture and testing of Product hereunder as may be required to obtain or maintain Regulatory Approval of Products or as may otherwise be required or requested by any Regulatory Authority.

ARTICLE V

PURCHASE OF PRODUCTS; FORECASTS

5.1 Forecast. Amylin will submit to Lilly no later than thirty (30) days after the Effective Date an initial forecast (an “Initial Forecast”) for Amylin’s anticipated purchase requirements of Devices on an SKU basis for the US for the two-year period after the Effective Date. Thereafter, no later than forty-five (45) days prior to the commencement of each Calendar Quarter following the Effective Date, Amylin shall provide to Lilly a good faith update to such Initial Forecast of the quantity of Devices on an SKU basis for the US that Amylin expects to require from Lilly during each Calendar Quarter for the following two (2) year period (or such shorter period, as applicable) of the Term. For each Product OUS, Amylin will submit to Lilly no later than one hundred and eighty (180) days prior to the date on which the first delivery is to be made hereunder of such Product for commercial sale OUS, an Initial Forecast of Amylin’s anticipated purchase requirements of Product on an SKU basis for the remainder of the Term. Thereafter, no later than forty-five (45) days prior to the commencement of each Calendar

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Quarter following the date the Initial Forecast is received by Lilly, Amylin shall provide to Lilly a good faith update to the Initial Forecast of the quantity of such Product on an SKU basis for which an Initial Forecast has been provided that Amylin expects to require from Lilly during each Calendar Quarter for the remainder of the Term. The Parties agree that the forecasts provided under this Section 5.1 will be used for planning purposes only and will not be binding on either Party. For purposes hereof, each Initial Forecast with respect to a Product for the US, in the case of the Device, or for the OUS, in the case of the Device or the Finished EQW Product, as applicable, as updated pursuant to this Section 5.1, shall be the “Forecast” for such Product for the US or the OUS, as applicable.

5.2 Safety Stock. The Manufacturing Subcommittee shall mutually agree upon the appropriate levels of safety stock of Product to be maintained by Lilly for use in the US. Safety stocks of cartridges and filled cartridges will also be agreed by the Manufacturing Subcommittee. In determining the appropriate levels of safety stock, the Manufacturing Subcommittee shall from time to time as appropriate reduce safety stock levels in anticipation of the end of the Term, taking into account the Settlement and Termination Agreement, the Transition Agreement, and the Parties’ shared goal of minimizing or avoiding to the extent possible inventory obsolescence in connection with the implementation of the Settlement and Termination Agreement and the Transition Agreement.

5.3 Limitations of Supply. Lilly will use its Commercially Reasonable Efforts to make available at least one hundred twenty percent (120%) of each applicable Forecast for the relevant Calendar Quarter. If, at any time, Lilly anticipates that it will be unable to supply in whole or in part the quantities of Product set forth in an Amylin Purchase Order for any reason, including without limitation, Force Majeure, Lilly will notify Amylin in writing as soon as possible (email notification is permissible) of such anticipated shortfall. Lilly will also notify Amylin of the underlying reason for the shortfall, proposed remedial measures, the date such inability to supply the full order of Product is expected to end, and a proposed amount of Product to be delivered to Amylin. In the event fewer units of the Product (or any component thereof) are available than Amylin desires to purchase, Lilly shall allocate available Product (or any component thereof) for the anticipated shortage period on a pro rata basis based upon each Party’s actual sales of the Product for the six (6) month period prior to such shortfall arising (provided that in calculating such sales for purpose of the allocation, any countries for which the Country Transition Date has occurred during such six (6) month period shall be excluded from Lilly’s sales and included in Amylin’s sales); provided, however, that if Amylin believes that the amount of Product (or any component thereof) that is allocated to Amylin is not its pro rata allocation based upon such sales amounts, such matter shall be submitted to the Manufacturing Subcommittee for resolution.

5.4 Purchase Orders. Except as provided in Section 11.4, Amylin will purchase Products solely by submitting to Lilly written purchase orders (each, a “Purchase Order”). Purchase Orders will be submitted by Amylin at least ninety (90) days in advance of the date specified in each Purchase Order by which delivery of the Product is required, provided that Lilly shall have no obligation to accept any Purchase Order that is submitted during the last Calendar Quarter of the Term. Each Purchase Order for the Device for sale in the US shall specify orders on an SKU basis and Amylin shall not submit a Purchase Order for the Device for sale in the US for less than the minimum lot size (as set forth in Exhibit 5.4), or multiples thereof. Each Purchase Order for the Device or Finished EQW Product for sale OUS shall specify orders on an SKU basis and Amylin shall not submit a Purchase Order for any single SKU of Devices or Finished EQW Product for sale OUS for less than five thousand (5,000) units. The terms and conditions of this Agreement will be controlling over any terms and conditions in any such Purchase Orders, Lilly’s acknowledgement forms, or any other forms. Upon submission to Lilly in accordance with this Section 5.4, a Purchase Order shall be deemed accepted by Lilly, except to the extent it exceeds 120% of the most recent applicable Forecast for the applicable SKU or if it is submitted by Amylin during the last Calendar Quarter of the Term; provided, however, that acceptance of a Purchase Order shall not guarantee that Lilly will have supply sufficient to fill such Purchase Order at the time such Purchase Order is submitted, it being agreed that Lilly shall fill such Purchase Order as soon as sufficient supply is available in accordance with Section 5.3. Amylin will submit each such written Purchase Order to Lilly at least ninety (90) days in advance of the date specified in each Purchase Order by which delivery of the Product is required. Notwithstanding the foregoing sentence, Lilly will use Commercially Reasonable Efforts, but will not be obligated, to meet any request of Amylin for delivery of Product in less than ninety (90) days, and further, Lilly will attempt, but will not be obligated, to accommodate any reasonable changes requested by Amylin in delivery schedules for Product following Lilly’s receipt of Purchase Orders from Amylin in accordance with this Section 5.4. Lilly will provide written notice to Amylin of its acceptance or rejection of a specific Purchase Order within •[…***…] of receipt thereof (e-mail notification is acceptable), provided that Lilly shall not have the right to reject a Purchase Order submitted to Lilly in accordance with this Section 5.4, except to the extent it exceeds the most recent applicable Forecast (on an SKU basis) by more than 20% or is submitted by Amylin during the last Calendar Quarter of the Term; provided, however, that acceptance of a Purchase Order shall not guarantee that Lilly will have supply sufficient to fill such Purchase Order at the time such Purchase Order is submitted, it being agreed that Lilly shall fill such Purchase Order as soon as sufficient supply is available. Upon receipt and acceptance of each Purchase Order by Lilly hereunder, Lilly will use Commercially Reasonable Efforts to supply the Product in such quantities on the delivery dates specified in such Purchase Order, unless otherwise mutually agreed to in writing by the Parties, except to the extent such Purchase Order exceeds the applicable Forecast by more than […***…] (on an SKU basis). Purchase Orders accepted by Lilly may not be canceled except by mutual written agreement of the Parties.

5.5 Shipment of Products. Lilly will not make shipments hereunder. Amylin will select and pay the carrier to be used. Products will be shipped EXW the applicable Lilly Facility (Incoterms 2010) or as may otherwise be required pursuant to Applicable Laws. […***…] Amylin will cause Products to be picked up at Lilly’s dock no later than fifteen (15) Business Days after the later of (i) the delivery date specified in the applicable Purchase Order, and (ii) the date Lilly makes such Products available for shipment. Any discrepancies between quantity shipped from Lilly and quantity arriving at Amylin will be jointly investigated.

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5.6 Inspection; Rejection.

(a) Any Product shipped hereunder shall be received by Amylin subject to inspection and testing by Amylin in accordance with a mutually agreed upon protocol to ensure, to the extent possible, that such Product meets the applicable Specifications and otherwise complies with the warranties provided in Section 9.7 of this Agreement. Amylin shall be allowed a maximum of forty-five (45) days from the date of receipt of any shipment for inspection and provision of written notice to Lilly of rejection of any portion or all of that shipment (“Inspection Period”). If Amylin does not deliver such written notice to Lilly within such Inspection Period, Amylin shall be deemed to have accepted the shipment, except in the case of Latent Defects.

(b) Promptly following notice of rejection, Lilly and Amylin shall mutually determine whether the rejected shipment conformed to the Specifications and warranties and, if the rejected shipment did not so conform, in what ways the rejected shipment did not so conform. If the Parties cannot agree upon such issue by the end of the Inspection Period, then the Executive Director, Global Delivery Services (or any successor position) of Lilly and the Vice President, Product Development (or any successor position) of Amylin shall mutually determine in good faith whether the rejected shipment conformed to the Specifications and warranties, using such further testing procedures as such individuals may agree. Such individuals may submit the rejected items to a mutually acceptable, independent laboratory for determination of whether such items conformed to the Specifications and warranties, if such individuals cannot reach agreement regarding whether the shipment conformed to the Specifications and warranties or such individuals agree that such a submission is appropriate. The non-prevailing Party shall bear all reasonable costs of such independent laboratory assessment. Amylin shall provide to Lilly samples of rejected Product, as Lilly shall reasonably request for the purpose of performing additional testing pursuant to this Section 5.6.

(c) If it is determined that the rejected Product was non-conforming, then Lilly shall replace such Product as promptly as reasonably practicable. Amylin shall not have any obligation to pay Lilly for non-conforming rejected Product and Lilly shall refund to Amylin the amounts paid by Amylin with respect to such Product. Lilly shall reimburse Amylin for Amylin’s cost of return or disposal of rejected, non-conforming Product. Non-conforming Product shall be returned to Lilly or disposed of, as directed by Lilly. The remedies specified in this Section 5.6 shall constitute Amylin’s sole and exclusive remedies for Product that is properly rejected for nonconformance pursuant to this Section 5.6, provided that nothing in this Section 5.6 is intended or shall be construed to limit Lilly’s liability under Section 7.2 (Recalls) or 15.1 (Indemnification).

(d) Notwithstanding Section 5.6(c) or any other term of this Agreement, Lilly shall not be responsible under this Agreement for the cost of any Product that is rejected or found to be non-conforming as a result of defects caused by the actions of a person other than Lilly (e.g., defects caused by (i) any Cartridge or Vial, as applicable, (ii) any components (including Components) provided by Amylin or a Third Party Supplier, or (iii) Products that are defective because they are out of date) or related return or disposal costs, except as expressly set forth in Sections 4.6(e) and 11.4.

(e) Each of the rights and procedures afforded to Amylin under clauses (a) through (c) of this Section 5.6 with respect to acceptance and rejection of Products shall be afforded to Lilly with respect to acceptance and rejection of Vials, Cartridges and Components sold or provided to Lilly hereunder, mutatis mutandis.

5.7 Payment. Lilly shall promptly invoice Amylin for the Product delivered hereunder promptly after each such delivery of Product. All payments to be made by one Party to the other Party under this Agreement shall be made in Dollars and may be paid by bank wire transfer in immediately available funds to a bank account designated in writing from time to time by the Party entitled to receive such payment. Except as expressly set forth herein, all payments to Lilly under this Agreement shall be paid in full by Amylin within forty-five (45) days from the date of invoice.

5.8 No Set-Off. Except as expressly otherwise contemplated by the terms of this Agreement, neither Party shall have any right to offset against any amounts otherwise payable by such Party to the other Party under this Agreement, to satisfy any amounts to which the first Party may be entitled to pursuant to this Agreement.

5.9 Late Payment. All past due amounts owed by one Party to the other Party under this Agreement shall bear interest at a rate equal to •[…***…] per annum.

5.10 Inventory Management. Amylin and Lilly shall coordinate in good faith and use Commercially Reasonable Efforts to minimize the amount of Product inventory and other packaging and labeling materials and components with respect thereto, that will be held by Lilly or any of its Affiliates in order to minimize the obsolescence thereof.

ARTICLE VI

LABELING AND PACKAGING

6.1 Labeling and Packaging.

(a) Subject to Section 6.1(b), Lilly will use Commercially Reasonable Efforts to ensure that the Products that are delivered to Amylin hereunder are labeled and packaged and packed for shipment in compliance with applicable Regulatory Approvals and cGMP, and in accordance with the applicable MRD and the applicable Amended and Restated Quality Agreement(s). All labeling and packaging for the Products including the Amylin Marks and the Lilly Marks, shall be consistent, and at a level of quality commensurate, with that in effect immediately prior to the Effective Date with respect to the Device for the US.

(b) For each Product for use OUS, Amylin will be responsible, at its sole cost and expense, for any and all activities required to develop and finalize all labeling and packaging materials for such Product in each country OUS, including all graphic and textual material for use in all labeling and packaging materials, which labeling and packaging materials shall be in

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accordance with the applicable Specifications therefor and comply with Applicable Law and the requirements of Regulatory Authorities. Amylin shall prepare and provide to Lilly, or, at Lilly’s option, shall submit directly to each applicable Regulatory Authority, any and all documentation required for submission to the applicable Regulatory Authority in order to obtain any and all necessary approvals for, or comply with filing requirements of such Regulatory Authority with respect to, such labeling and packaging materials for each applicable country in sufficient time for such approvals to be obtained and such requirements to be satisfied at least ninety (90) days before the date of the first requested delivery of the applicable Product for such country pursuant to a Purchase Order submitted pursuant to Section 5.4, and Lilly shall reasonably cooperate with Amylin in connection therewith. Amylin shall provide to Lilly the labeling and packaging materials that have been approved by the applicable Regulatory Authority with respect to each country OUS at least ninety (90) days prior to such first requested delivery date with respect to such country.

6.2 Lot Numbering. Lilly’s lot numbers will be affixed on the containers for the Products and on each shipping carton in accordance with Applicable Laws.

6.3 Release Testing. The QLT has established procedures for release testing of Products Manufactured by Lilly to ensure that such Products conform to Applicable Laws.

ARTICLE VII

REGULATORY AND RECALL

7.1 Regulatory Responsibility. All matters related to the Parties’ regulatory responsibilities, including, without limitation, recall of Product, regulatory communications, cooperation between the Parties, quality assurance and manufacturing audits, will be as set forth in this Agreement, the Amended and Restated Quality Agreement(s), the Settlement and Termination Agreement and the Transition Agreement. The QLT will also coordinate contacts with Regulatory Authorities with respect to Product. Amylin shall, on a timely basis, provide Lilly with information that Amylin has that is reasonably necessary and relevant to Lilly’s obligations hereunder in fulfilling such regulatory requirements. Lilly shall, on a timely basis, provide Amylin with information that Lilly has that is reasonably necessary and relevant to Amylin’s obligations hereunder in fulfilling such regulatory requirements. For clarity, this Section 7.1 is not intended and shall not be construed to cover information reasonably necessary in connection with Manufacturing Transition Activities.

7.2 Recalls. The Parties agree to immediately inform each other in writing of all incidents that are, and/or any Product that may be the subject of, recall or market withdrawals. Recalls and market withdrawals with respect to the Product shall be handled in accordance with, and subject to, the applicable Amended and Restated Quality Agreement(s) and Section 9.10 of the Settlement and Termination Agreement.

ARTICLE VIII

INTELLECTUAL PROPERTY

Pursuant to the Settlement and Termination Agreement, the Parties have each granted to the other licenses and other rights with respect to intellectual property, and the terms and conditions of the Settlement and Termination Agreement shall govern such grants. Any inventions resulting from the activities contemplated by this Agreement shall also be governed by the provisions of the Settlement and Termination Agreement.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF LILLY

Lilly hereby represents and warrants to Amylin that, as of the Effective Date:

9.1 Organization and Standing. Lilly is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

9.2 Power and Authority. Lilly has all requisite corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery, and performance of this Agreement by Lilly does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Lilly’s organizational documents, bylaws, or any Applicable Law applicable to Lilly, or any material agreement, mortgage, lease, instrument, order, judgment, or decree to which Lilly is a party or by which Lilly is bound.

9.3 Corporate Action; Binding Effect. Lilly has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Lilly and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Lilly will constitute, legal, valid, and binding obligations of Lilly enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

9.4 Governmental Approval. Except as contemplated by this Agreement, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Lilly or the performance by Lilly of its obligations contemplated hereby and thereby.

9.5 Brokerage. No broker, finder or similar agent has been employed by or on behalf of Lilly, and no Person with which Lilly has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

9.6 Litigation. There are no pending or, to Lilly’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Lilly relating to the subject matter of this Agreement, which, either individually or together with any other, will have a material adverse effect on the ability of Lilly to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

9.7 Product Specifications. Lilly will use its Commercially Reasonable Efforts to ensure that as of the date of delivery, all Products delivered by Lilly to Amylin hereunder: (i) will conform, in all material respects, to the applicable Specifications in effect at the time of Manufacture, (ii) will have been Manufactured in accordance with cGMP and cQSR (if applicable) in effect at the time of Manufacture, (iii) will not be adulterated or misbranded by Lilly within the meaning of the FD&C Act, and (iv) will not have been knowingly Manufactured or sold in violation of any Applicable Laws of the US in any material respect. Upon delivery to Amylin, EXW Lilly’s Facility Incoterms 2010, Lilly will convey good title to such Products to Amylin as of the date of shipment, free and clear of any lien or encumbrance. Notwithstanding the foregoing, this Section 9.7 shall not apply to the Cartridges contained in any Device, the Vials or Components contained in any Finished EQW Product or any labeling and packaging content with respect to any Product, except to the extent that the failure of the Cartridges, Vials, Components or labeling and packaging content, as applicable, to comply with clause (i), (ii), (iii) or (iv) results from Lilly’s gross negligence, willful misconduct or fraud.

9.8 Not Debarred. Lilly is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Lilly will immediately notify Amylin of such fact.

9.9 Applicable Laws. Lilly will comply with all Applicable Laws relating to its Manufacture of the Products.

9.10 Intellectual Property. To the best of Lilly’s knowledge, as of the Effective Date, the use of Lilly’s existing pen platform in the performance of Device development conducted pursuant to the Device Development and Manufacturing Agreement did not infringe or misappropriate or otherwise violate any valid and enforceable intellectual property rights owned by any Third Party.

9.11 Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE IX, LILLY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NONINFRINGEMENT.

ARTICLE X

REPRESENTATIONS AND WARRANTIES OF AMYLIN

Amylin hereby represents and warrants to Lilly that, as of the Effective Date:

10.1 Organization and Standing. Amylin is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

10.2 Power and Authority. Amylin has all requisite corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery, and performance of this Agreement by Amylin does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Amylin’s organizational documents, bylaws, or any Applicable Laws applicable to Amylin, or any material agreement, mortgage, lease, instrument, order, judgment, or decree to which Amylin is a party or by which Amylin is bound.

10.3 Corporate Action; Binding Effect. Amylin has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Amylin and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Amylin will constitute, legal, valid, and binding obligations of Amylin enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

10.4 Governmental Approval. Except as contemplated by this Agreement, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Amylin or the performance by Amylin of its obligations contemplated hereby and thereby.

10.5 Brokerage. No broker, finder or similar agent has been employed by or on behalf of Amylin, and no Person with which Amylin has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

10.6 Litigation. There are no pending or, to Amylin’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Amylin relating to the subject matter of this Agreement, which, either individually or together with any other, will have a material adverse effect on the ability of Amylin to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

10.7 Not Debarred. Amylin is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Amylin will immediately notify Lilly of such fact.

10.8 Applicable Laws. Amylin will comply with Applicable Laws relating to its distributing, marketing, promoting and selling of the Products.

10.9 Cartridge, Vials and Components. Amylin will use its Commercially Reasonable Efforts to ensure that as of the date of delivery to Lilly, all Cartridges, Vials and Components delivered by Lilly to Amylin hereunder: (i) in the case of Cartridges and Vials will conform, in all material respects, to the Cartridge Specifications or Vial Specifications, as applicable, in effect at the time of Manufacture, (ii) will have been manufactured in accordance with cGMP and cQSR (if applicable) in effect at the time of manufacture, (iii) will not be adulterated or misbranded within the meaning of the FD&C Act, and (iv) will not have been knowingly manufactured or sold in violation of any Applicable Laws in any material respect.

10.10 Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE X, AMYLIN MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND AMYLIN SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NONINFRINGEMENT.

ARTICLE XI

TERM OF MANUFACTURING AGREEMENT; TERMINATION

11.1 Term of Agreement. Unless earlier terminated in accordance with this Article XI, this Agreement will take effect and commence on the Effective Date and will expire on December 31, 2013 (the “Term”). This Agreement may also be terminated by mutual written agreement of the Parties.

11.2 Termination. In addition to each Party’s right to terminate under Section 11.1 above, this Agreement may be terminated as follows:

(a) A Party may terminate this Agreement immediately by providing written notice to the other Party if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party or an involuntary petition for relief under the United States Bankruptcy Code is filed in a court of competent jurisdiction against the other Party which is not dismissed within thirty (30) days of its filing, or the other Party makes or executes any assignment for the benefit of creditors.

(b) Either Party may terminate this Agreement in the event of a material breach of this Agreement by the other; provided that if the breaching Party cures such material breach within the cure period provided in Section 11.3, then the other Party will be obligated to continue to perform its obligations under this Agreement, and this Agreement will continue in full force and effect.

(c) Amylin may terminate this Agreement as provided in Section 4.5(c) upon thirty (30) days’ notice to Lilly.

11.3 Procedures for Termination for Material Breach. A termination of this Agreement pursuant to Section 11.2(b) shall not be effective unless the terminating Party complies with the following procedures: The terminating Party will give the other Party prior written notice thereof, specifying in reasonable detail the alleged material breach, and if such alleged material breach or material default continues unremedied for a period of thirty (30) days after the date of receipt of the notification or, if the material breach reasonably cannot be corrected or remedied within thirty (30) days, then if (i) the defaulting Party has not commenced remedying said material breach within said thirty (30) days and is not diligently pursuing completion of same, or (ii) said material breach or material default has not been corrected or remedied within one hundred twenty (120) days, then such terminating Party may immediately terminate this Agreement by again providing written notification to the defaulting Party and such termination shall be effective as of the date that such notice was delivered to the other Party. This Section 11.3 will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any breach or default hereunder on the part of the other Party.

11.4 Effect of Termination or Expiration.

(a) Upon expiration or termination of this Agreement for any reason (whether due to breach of either Party or otherwise), Lilly will furnish to Amylin a complete written inventory of all work in progress and an inventory of all finished Product and all components (including Components) and packaging and labeling materials held for use in Manufacturing, packaging and labeling such Product. Unless otherwise agreed to between the Parties, all stock on hand as of the effective date of any expiration or termination of this Agreement will be dealt with promptly as follows:

(i) Product Manufactured and packaged pursuant to Purchase Orders from Amylin and accepted by Lilly, will be delivered by Lilly to Amylin, whereupon Amylin will pay Lilly therefor in accordance with the terms hereof.

(ii) Work in progress commenced by Lilly against accepted Purchase Orders from Amylin will be completed by Lilly and delivered to Amylin, whereupon Amylin will pay Lilly therefor in accordance with the terms hereof.

(iii) Product held as safety stock pursuant to Section 5.2 will be delivered by Lilly to Amylin EXW (the applicable Lilly Facility), and Lilly will issue an invoice therefor at the applicable purchase price pursuant to Section 3.1, whereupon Amylin will pay Lilly therefor in accordance with the terms hereof.

(iv) Packaging and labeling materials and components (including Components) with respect to Product (excluding packaging and labeling materials and components for Devices for sale in the US) supplied hereunder, to the extent not utilized in the activities set forth in Sections 11.4(a)(i), 11.4(a)(ii) and 11.4(a)(iii), will be delivered by Lilly to Amylin or its designee EXW (the applicable Lilly Facility) and Lilly will invoice Amylin therefor (such invoice to itemize Lilly’s Standard Costs (as defined in Section 11.4(b)(i)) for such packaging, labeling materials and components). Amylin will pay Lilly for such inventory at •[…***…] within […***…] of receipt of such invoice. Upon Amylin’s reasonable request, Lilly shall provide Amylin with supporting documentation to confirm the amounts set forth in the applicable invoice.

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(b) Upon expiration or termination of this Agreement for any reason, Lilly will provide to Amylin a complete written inventory of all Devices (including nude pens and finished, packaged Devices) for sale in the US and any packaging and labeling materials and components with respect to Devices supplied for sale in the US, in each case held by Lilly, to the extent not utilized in the activities set forth in Sections 11.4(a)(i), 11.4(a)(ii) and 11.4(a)(iii). Amylin shall notify Lilly within […***…] of the receipt of such written inventory whether Amylin desires, in its sole discretion, to designate such Devices, packaging and labeling materials and components as Obsolete. For purposes of this Section 11.4, “Obsolete” means, with respect to Devices, packaging and labeling materials and components that (i) such product is expired or has a remaining shelf life determined by Amylin to be inadequate, or (ii) Amylin otherwise desires for any reason not to purchase such Devices, packaging or labeling materials or components pursuant to this Section 11.4.

(i) Amylin and Lilly shall share equally Lilly’s Standard Costs associated with any Obsolete inventory designated by Amylin pursuant to the foregoing Section 11.4(b), as provided for in Section 11.4(b)(ii). Lilly shall destroy all such Obsolete inventory and, for clarity, the costs of destruction shall be as set forth in Lilly’s Standard Costs with respect to such Obsolete inventory and borne equally by the Parties as described herein. “Lilly’s Standard Costs” shall mean those amounts set forth on Exhibit 11.4(b)(i).

(ii) Within •[…***…] of the delivery of such written inventory or such earlier or later date as the Parties agree in writing, Lilly shall deliver to Amylin such inventory of Devices (including nude pens and finished, packaged Devices), packaging and labeling materials and components, other than any Obsolete inventory (as designated by Amylin in accordance with Section 11.4(b)). Such inventory shall be delivered to Amylin or its designee […***…] facility and Lilly shall invoice Amylin for Lilly’s Standard Costs of such inventory and fifty percent (50%) of Lilly’s Standard Costs for the Obsolete inventory. Such invoice shall itemize Lilly’s Standard Costs included therein. Amylin shall reimburse Lilly for such inventory at Lilly’s Standard Costs by payment to Lilly within […***…] after receipt of the applicable invoice. Upon Amylin’s reasonable request, Lilly shall provide Amylin with supporting documentation to confirm the amounts set forth in the applicable invoice.

(c) Notwithstanding the foregoing, in the event that at any time Amylin experiences any obsolescence with respect to any inventory purchased from Lilly pursuant to Section 11.4(b)(ii) for any reason (including in circumstances where such inventory becomes Obsolete within the meaning of clause (i) of such definition) and such inventory is destroyed by or on behalf of Amylin or its designee, Amylin shall provide to Lilly evidence of such destruction. Lilly shall reimburse Amylin an amount equal to fifty percent (50%) of the amounts paid by Amylin to Lilly for such inventory pursuant to Section 11.4(b)(ii) plus fifty percent (50%) of the costs of the destruction thereof within […***…] of the receipt of such evidence of

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destruction and an invoice setting forth the applicable amounts due. Upon Lilly’s reasonable request, Amylin shall provide Lilly with supporting documentation to confirm the amounts set forth in the applicable invoice.

11.5 Continuing Obligations. Expiration or termination of this Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto or any antecedent breach of the provisions of this Agreement, and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing and in addition to the foregoing, no expiration or termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations of the Parties hereto under Articles I, VII, VIII, XII, XIII and XV and Sections 4.6(e), 4.7, 5.7 through 5.9 (to the extent relating to payment obligations arising prior to the applicable expiration or termination hereof), 11.4 through 11.7, 16.1 through 16.13, 16.15 and 16.16, rights and obligations which otherwise expressly survive the expiration or termination of this Agreement and Sections which are necessary to give effect to rights and obligations which expressly survive the expiration or termination of this Agreement.

11.6 Non-Exclusive Remedies. Except as otherwise expressly provided herein, the remedies set forth in this Article XI or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement, the Settlement and Termination Agreement or any other Ancillary Agreements.

11.7 Mitigation of Damages. In the event of any breach of this Agreement by Amylin or Lilly, the other Party shall take reasonable actions to mitigate its damages.

ARTICLE XII

DISPUTE RESOLUTION

Except as set forth herein, disputes between the Parties concerning either Party’s rights or obligations under this Agreement shall be resolved as set forth in the Settlement and Termination Agreement.

ARTICLE XIII

CONFIDENTIALITY

Confidentiality, nondisclosure and nonuse of information and publication relating to the activities contemplated by this Agreement shall be governed by the provisions of the Settlement and Termination Agreement.

ARTICLE XIV

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

14.1 Compliance with Law. Each of the Parties will comply with all Applicable Laws relating to its obligations hereunder.

14.2 Commercially Reasonable Efforts. Except as otherwise provided in this Agreement or the Settlement and Termination Agreement, Lilly and Amylin each hereby agree to use all Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of any Regulatory Authority and other Persons; provided, however, that no Party will be required to (i) pay money (other than as expressly required pursuant to this Agreement or the Settlement and Termination Agreement or as implicitly required in order for a Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement or the Settlement and Termination Agreement.

14.3 Further Assurances. The Parties intend that this Agreement contain all consents, licenses and authorizations from one Party to the other necessary to enable each Party to perform its obligations hereunder. In the event any further such consents, licenses or authorizations are necessary, each Party agrees to take such further actions and execute such further agreements as may be reasonably necessary to carry out the intent and purposes of this Agreement.

14.4 Importation. Unless otherwise directed by Lilly, Amylin shall be the “importer of record” for any imported Product or materials subject to this Agreement, and Amylin shall comply with obligations with respect thereto, including: (a) payment of all import related fees or expenses, customs duties and fees, and fees for custom house brokerage; (b) arrangement of all logistics for importation, including selection of customhouse brokers, carriers and freight forwarders; (c) obtaining and filing all necessary import documentation, authorizations, and declarations; and (d) compliance with all Applicable Laws related to the exportation of such Products from the country(ies) of origin, and Lilly shall reasonably cooperate with Amylin in connection therewith.

ARTICLE XV

INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

15.1 Indemnification. Indemnification obligations of the Parties will be provided as set forth in the Settlement and Termination Agreement.

15.2 Limitation on Types of Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING A PARTY’S OWN NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY’S EMPLOYEES, AGENTS CONTRACTORS OR SUBCONTRACTORS)). NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THE INDEMNIFICATION PROVISIONS OF THIS AGREEMENT.

15.3 AGGREGATE LIMITATION ON LIABILITY. WITHOUT LIMITATION TO SECTION 15.2 OR ANY PROVISION OF THE SETTLEMENT AND TERMINATION AGREEMENT AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL LILLY OR ANY OF ITS AFFILIATES BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT TO AMYLIN OR ANY OF ITS AFFILIATES OR SUCCESSORS OR ASSIGNS, IN CONTRACT, TORT OR OTHERWISE, (A) IN THE CASE OF ANY PRODUCT DELIVERED BY LILLY TO AMYLIN HEREUNDER, IN AN AMOUNT GREATER THAN •[…***…].

15.4 Insurance. The Parties’ obligations with respect to insurance coverage throughout the Term will be as set forth in the Settlement and Termination Agreement.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

16.1 Successors and Assigns. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed); provided, however, that either Party may, without such consent, assign this Agreement to (a) a Third Party to which such Party has assigned its rights and obligations under the Settlement and Termination Agreement in accordance with Section 13.16(a) thereof or (b) to any of its Affiliates. In the event of a transaction falling under clause (a), however, intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in any technology licensed hereunder. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment not in accordance with this Section 16.1 and/or Section 8.2 of the Transition Agreement will be void. No assignment or transfer of this Agreement or any obligation hereunder shall relieve the assignor or transferor of any of its obligations hereunder or under the Settlement and Termination Agreement (including in respect of indemnification and confidentiality), and notwithstanding any such assignment or transfer, this Agreement shall remain an “Ancillary Agreement” under the Settlement and Termination Agreement. For clarity, Lilly’s obligation hereunder is to supply Product to Amylin in accordance with the terms and conditions hereof, which in turn is permitted to supply such Products to its commercial partners.

16.2 Notices. Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be as set forth in Section 13.13 of the Settlement and Termination Agreement.

16.3 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s

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rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

16.4 Entire Agreement; Amendment. This Agreement (together with the schedules and exhibits hereto and the Settlement and Termination Agreement, the Ancillary Agreements and the Note Documents) sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or written. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

16.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures and such signatures will be deemed to bind each Party as if they were original signatures.

16.6 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.7 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

16.8 Third Party Beneficiaries. No Third Party is intended or shall be deemed to be a beneficiary of any provision of this Agreement.

16.9 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

16.10 Schedules, Exhibits and Attachments. All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Agreement. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Agreement, the terms and conditions of this Agreement shall prevail.

16.11 No Joint Venture. Nothing contained in this Agreement will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

16.12 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall use their best efforts in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.13 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

16.14 Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of an event of Force Majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, terrorist acts, acts of God, acts of governmental agencies or instrumentalities, inability to obtain materials from suppliers, or any other similar or dissimilar cause, in each case to the extent beyond its reasonable control (“Force Majeure”), such Party will provide written notice of such event to the other Party. Said notice will be provided within five (5) Business Days of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected, and, to the extent so affected, said obligations will be suspended during the period of such disability. The Party prevented from performing hereunder will use Commercially Reasonably Efforts to remove such disability as promptly as possible and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the Force Majeure condition and the duration of the affected Party’s nonperformance. If the period of any previous actual nonperformance of a Party because of Force Majeure conditions plus the anticipated future period of such Party’s nonperformance because of such conditions will exceed an aggregate of one hundred twenty (120) days within any one year period, the other Party may terminate this Agreement by prior written notice to the nonperforming Party.

16.15 Interpretation. In construing this Agreement, “include” or “including” means “including without limitation.”

16.16 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

[signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ELI LILLY AND COMPANY

By:	/s/ Enrique A. Conterno
Printed Name: Enrique A. Conterno Title: Senior VP and President - Lilly Diabetes Date: November 7, 2011

AMYLIN PHARMACEUTICALS, INC.

By:	/s/ Daniel M. Bradbury
Printed Name: Daniel M. Bradbury Title: President and Chief Executive Officer
Date: November 7, 2011

EXHIBIT 1.14

COMPONENTS

Vial Connector:	$•[…***…] per unit

Diluent Syringe:	$[…***…] per unit

Plunger Backstop:	$[…***…] per unit

Plunger Rod:	$[…***…] per unit

Needles:	$[…***…] per unit

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EXHIBIT 3.1

PURCHASE PRICES

•[…***…]

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EXHIBIT 4.7

LILLY’S SUBCONTRACTORS

US Device

• […***…]

OUS Device

[…***…]

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EXHIBIT 5.4

LOT SIZES

•[…***…]

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EXHIBIT 11.4(b)(i)

LILLY’S STANDARD COSTS

•[…***…]

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